SETTLEMENT COMMUNICATION PRIVILEGED AND CONFIDENTIAL

SETTLEMENT AGREEMENT
Between
Wright Medical Technology, Inc.
And
The Counsel Listed on the Signature Pages Hereto
Dated as of November 1, 2016

SETTLEMENT COMMUNICATION PRIVILEGED AND CONFIDENTIAL

SETTLEMENT COMMUNICATION PRIVILEGED AND CONFIDENTIAL

SETTLEMENT AGREEMENT
Between Wright Medical Technology, Inc.
And
Plaintiffs’ Co-Lead Counsel in In Re: Wright Medical Technology, Inc., CONSERVE® Hip Implant Products Liability Litigation, MDL No. 2329 and In re: Wright Hip System Cases, Judicial Council Coordination Proceeding No. 4710
This settlement agreement (“Settlement Agreement”) is made and entered into this 1st day of November, 2016 (the “Effective Date”), between (i) Wright Medical Technology, Inc. (“Wright Medical”) and (ii) Plaintiffs’ Co-Lead Counsel appointed by the Hon. William S. Duffey in MDL No. 2329 (the “MDL”) and Plaintiffs’ Co-Lead Counsel appointed by the Hon. Jane Johnson in JCCP No. 4710 (the “JCCP”) (referred to collectively as “Plaintiffs’ Counsel”) (Plaintiffs’ Counsel and Wright Medical each a “Party” and collectively referred to as the “Parties”).
PREAMBLE
WHEREAS, claimants in the MDL and JCCP, and under tolling agreements, have asserted claims against Wright Medical and other persons and entities for alleged injuries, losses and damages allegedly sustained by the claimants as a result of the use of certain Wright Medical products; and
WHEREAS, Wright Medical disputes that any claimant has sustained injuries, losses or damages as a result of the use of any Wright Medical product; and
WHEREAS, the claimants and Wright Medical are mindful of uncertainties engendered by litigation and want to settle their disputes by entering into this Settlement Agreement; and
WHEREAS, with this Settlement Agreement and the Term Sheet previously executed by the Parties on September 1, 2016 (the “Term Sheet”), the Parties intend to settle a subset of MDL, JCCP and tolling agreement claims totaling 1,292 claims (“Target Settlement Pool”), such Target Settlement Pool consisting of 1,099 claims involving CONSERVE® products, and 193 claims involving DYNASTY® or LINEAGE® products, for a total settlement amount of two hundred and forty million dollars ($240,000,000) (“Target Settlement Amount”), per the Term Sheet; and
WHEREAS, claimants with claims eligible for settlement under this Settlement Agreement will elect to participate in this settlement on or before January 31, 2017 and
WHEREAS, the Target Settlement Amount is subject to downward adjustment pursuant to the procedures set forth in the Term Sheet if (i) the number of claims included in the final settlement pool (“Final Settlement Pool”) is fewer than 1,292 claims and/or (ii) claimants in the Final Settlement Pool elect to “opt-out” of the settlement (each an “Opt-Out Claim” and collectively the “Opt-Out Claims”) and/or (iii) the mix of CONSERVE® versus DYNASTY® or

SETTLEMENT COMMUNICATION PRIVILEGED AND CONFIDENTIAL

LINEAGE® claims in the Final Settlement Pool differs from the mix of 1,099 CONSERVE® Claims and 193 DYNASTY® or LINEAGE® claims in the Target Settlement Pool; and
WHEREAS, the Parties anticipate that some claims originally slated for inclusion in the Target Settlement Pool will fail to meet eligibility criteria (each an “Ineligible Claim” and collectively the “Ineligible Claims”), and will be replaced with new eligible claims involving the same products, such that the Final Settlement Pool mirrors as closely as possible the Target Settlement Pool; and
WHEREAS, the parties anticipate that some DYNASTY® or LINEAGE® claims in the Target Settlement Pool have been misidentified as CONSERVE® claims (and vice versa), and intend to adjust the Target Settlement Amount for such misidentifications in the manner set forth in the Term Sheet;
NOW, THEREFORE, for good and valuable consideration, Plaintiffs’ Counsel and Wright Medical agree as follows:

1.	SETTLEMENT ELIGIBILITY AND EXCLUSIONS

1.1	Eligibility Requirements: To be eligible for settlement hereunder, a claim must meet all of the following requirements:

1.1.1
The claimant must have a claim filed and pending in either the MDL or JCCP, or be subject to a fully executed tolling agreement between the parties whether entered arising from the MDL or the JCCP which was approved by the MDL Court.

1.1.2
The claimant must have received, and undergone the revision of the cup, the head, the liner, or some combination thereof, of one of the following metal-on-metal articulating bearing surface product configurations:

(a)	A CONSERVE® acetabular cup paired with a CONSERVE® cobalt chromium femoral head (a “CONSERVE® Claim”);

(b)	A DYNASTY® acetabular cup and metal liner paired with a CONSERVE® cobalt chromium femoral head (a “DYNASTY® Claim”); or

(c)	A LINEAGE® acetabular cup and metal liner paired with a LINEAGE® or CONSERVE® cobalt chromium femoral head (a “LINEAGE® Claim”).

1.1.3
The claimant must have undergone a revision of the cup, the head, the liner, or some combination thereof, of the CONSERVE®, DYNASTY® or LINEAGE® metal-on-metal products no earlier than 150 days after the date of the surgery during which the CONSERVE®, DYNASTY® or

SETTLEMENT COMMUNICATION PRIVILEGED AND CONFIDENTIAL

LINEAGE® metal-on-metal products were originally implanted (the “Qualified Revision Surgery”).

1.1.4
Each “Eligible Claim” is identified on the final list of claims agreed upon by the Parties (the “Eligible Claims List”). The Eligible Claims List is derived from the 1,292 prospective claims identified on a list provided by Wright Medical to Plaintiffs’ Counsel on July 8, 2016 (the “July 8 List”), as adjusted per the steps set forth in the Term Sheet (“Eligibility Adjustments”), incorporated herein by reference, to account for a determination by Wright Medical that one or more of the claims on the July 8, 2016 List is not an Eligible Claim pursuant to sections 1.1.1, 1.1.2 or 1.1.3 of this Settlement Agreement.

1.2	Exclusions from Settlement: Claims meeting the above eligibility requirements are nevertheless not included in this settlement if:

1.2.1	The claim is identified by Wright Medical as potentially barred by an applicable statute of limitations or repose;

1.2.2	The claimant underwent a revision of the CONSERVE®, DYNASTY® or LINEAGE® metal-on-metal products later than 8 years after the date of the original implantation surgery; or

1.2.3
The claim is not identified on the Eligible Claims List described in section 1.1.4 of this Settlement Agreement. To be clear, the settlement is not open for general enrollment, and is limited to the specifically identified Eligible Claims.

2.	TOTAL AMOUNT OF SETTLEMENT

2.1
Wright Medical agrees to pay a total sum of two hundred and forty million dollars ($240,000,000) to settle the 1,292 Claims identified by Wright Medical as of July 8, 2016 (the “July 8 List”), subject to the Eligibility Adjustments. The total settlement sum of $240 million for the 1,292 Claims is based on the following product mix contained in Wright Medical’s July 8 List, as follows:

(a)	193 DYNASTY® Claims and/or LINEAGE® Claims;

(b)	1,066 CONSERVE® Claims; and

(c)	33 claims involving to be determined product configurations (each an “Unknown Claim”).

SETTLEMENT COMMUNICATION PRIVILEGED AND CONFIDENTIAL

2.2	The total amount of all Eligibility Adjustments will be confirmed and agreed to by the Parties, however under no circumstance will the total amount of the settlement exceed $240,000,000.

3.	INDIVIDUAL SETTLEMENTS

3.1	General Provisions:

3.1.1
No settlement payments under either the standard settlement (“Standard Settlement Option”) or the extraordinary injury fund (“EIF Option”), as both are described below, will be made to any claimant with an Eligible Claim (each such claimant an “Eligible Claimant” or “EC”) pursuant to this Settlement Agreement until Wright Medical’s Walk Away Rights under the 95% Acceptance Requirement, set forth in Section 5, have expired without having been exercised or waived pursuant to Section 5.

3.1.2
By participating in this Settlement Agreement, the Parties and ECs acknowledge that all settlement awards paid pursuant to the Settlement Agreement constitute damages on account of personal injuries or physical injuries or physical sickness within the meaning of Section 104 of the Internal Revenue Code of 1986, as amended, arising from the physical injuries alleged to have resulted from the implantation, use, and/or removal of CONSERVE®, DYNASTY®, or LINEAGE® hip implants. The Parties and ECs further acknowledge that no portion of the proceeds paid under the Settlement Agreement represents punitive or exemplary damages, prejudgment or postjudgment interest, any amount for lost income or wages, or payment for any other non-physical injury. Each EC participating in this Settlement Agreement waives and releases any and all claims for punitive or exemplary damages, prejudgment or postjudgment interest, any amount for lost income or wages, or payment for any other non-physical injuries.

3.2	Two Alternative Settlement Options:

3.2.1
Two alternative settlement options are available for ECs under this Settlement Agreement to achieve individual settlements of claims (an “Individual Settlement”). The two options are mutually exclusive.

3.2.2
The first is the Standard Settlement Option. It is a simple settlement process designed to be completed on an expedited basis. Once it has been established that a claimant is an EC under the terms of this Settlement Agreement, no further proof will be necessary, beyond a claim election form used to identify which settlement an EC is choosing (“Claim Election Form”), in order to receive the Standard Settlement compensation.

SETTLEMENT COMMUNICATION PRIVILEGED AND CONFIDENTIAL

3.2.3
The second alternative settlement option is the EIF Option. Under it, an EC may receive an enhanced award as set forth below. The EIF Option will take several months longer to complete and will require additional evidence, proof, and review beyond the initial eligibility requirements under this Settlement Agreement.

3.2.4
An EC’s election between the Standard Settlement and EIF Option must be made by January 31, 2017, by submitting a Claim Election Form via electronic portal, as established by the Claims Administrator. The Release, defined below, will include a verification for signature by the EC confirming EC’s election, and that revision surgery has occurred that qualifies for this settlement. Contemporaneously with this election, each EC must also submit via the electronic portal established by the Claims Administrator an identification of all health insurance providers that s/he had between the date of the Qualified Revision Surgery through the Effective Date of this Settlement Agreement.

3.2.5
By submitting a Claim Election Form, each EC expressly agrees that any settlement award, either under the Standard Settlement Option or EIF Option, is final and binding once set under the below procedures. To be clear, EC’s electing the EIF Option expressly agree that any settlement award will be final and binding, even though the EC will not know the exact amount of the EIF Option award at the time of submitting a Claim Election Form.

3.2.6	Each EC that submits a Claim Election Form consents to the exclusive jurisdiction of the MDL Court and the Hon. William S. Duffey for the purposes of enforcement of each EC’s Individual Settlement.

3.2.7
There will be no deductions from settlement awards under either settlement option, except for payment of liens as set forth in Section 7 and common benefit attorney fees and expenses as set forth in Section 6. This Settlement Agreement does not negate, amend or revise any representation agreements that may exist by and between individual ECs and their respective counsel.

OPTION ONE: STANDARD SETTLEMENT

3.3	Standard Settlement Option

3.3.1
Standard Settlement Compensation. With respect to the Standard Settlement Option, each EC with a CONSERVE® Claim will receive $170,000.00 and each EC with a DYNASTY® or LINEAGE® Claim will receive $120,000.00. These gross settlement amounts are subject to deductions per Section 3.2.7.

SETTLEMENT COMMUNICATION PRIVILEGED AND CONFIDENTIAL

3.3.2	The mechanics and timing of Wright Medical’s payments to fund the Standard Settlement Option are set forth in Section 10.
OPTION TWO:
EIF SETTLEMENT OPTION

3.4	EIF Settlement Option
Option Two, the EIF Option, is established as a means to provide supplemental compensation, in addition to the compensation under the Standard Settlement Option of $170,000.00 for each CONSERVE® Claim or $120,000.00 for each DYNASTY® or LINEAGE® Claim, to ECs who have incurred specified, unique, or extraordinary injuries in connection with their Qualified Revision Surgery or Covered Re-Revision Surgery, as defined below. ECs who seek to participate under the EIF Option and whose tabbed and highlighted medical records information, submitted with their Proof of Claim (per Section 4) demonstrate to a reasonable degree of medical probability that the EC is entitled to an award under the EIF Option, may receive an enhanced award. ECs bear the burden of proof in establishing that they qualify for an award under the EIF Option. Should it be determined that an EC had no reasonable basis to seek an award under the EIF Option, a $5,000 reduction, to cover administration costs, will be assessed to reduce any amount otherwise available to that EC under this Settlement Agreement.

3.4.1
EIF Accounting. The total potential fund available to pay enhanced awards under the EIF Option (the “EIF Award Pool”) is expected to be approximately $50,000,000. However, the total amount of EIF Award Pool is based on the number of ECs that claim compensation under the EIF Option, and therefore will not be known or fixed until after all Claim Election Forms have been received. The final amount of the EIF Award Pool will be confirmed between Wright Medical and Plaintiffs’ Counsel. Regardless of the amount of the EIF Award Pool, under no circumstances will the total amount of the settlement, including all Standard Settlement Option awards and the EIF Award Pool, exceed $240,000,000, and under no circumstances will availability of the EIF Option cause Wright Medical to be required to pay any amounts other than as explicitly agreed to in this Settlement Agreement and the Term Sheet, incorporated herein by reference. To be clear, no amounts attributable to 1) Opt-Out Claims, as defined and discussed in Section 5 below, or 2) amounts attributable to claims that are determined not to be Eligible Claims, or involve product misidentifications, will be repurposed or reallocated to fund the EIF Award Pool.

3.4.2	The mechanics and timing of Wright Medical’s payments to fund the EIF Option are set forth in Section 10.

SETTLEMENT COMMUNICATION PRIVILEGED AND CONFIDENTIAL

3.4.3	Determinations of EIF Awards.

(a)	Plaintiffs’ Counsel will create a Settlement Oversight Committee (or “SOC”), to consist of select counsel representing ECs.

(b)
The EIF Option is designed to evaluate enhancement claims on their merits pursuant to the terms of this Settlement Agreement and the contemporaneous medical records of the ECs making a claim under the EIF Option. A claims administrator will be engaged by the SOC (the “Claims Administrator”), and the Claims Administrator will be solely responsible for the evaluation of EIF Option claims and the determination of EIF Option awards.

3.4.4
The Claims Administrator may seek information to assist in its impartial allocation of EIF Option awards, including from Wright Medical’s counsel. In addition to each EC’s tabbed and highlighted medical records, the Claims Administrator will have access to all documents produced by each EC in the MDL, the JCCP, or pursuant to any tolling agreement (e.g., preliminary disclosures, fact sheets, documents, interrogatory answers). The Claims Administrator may demand, at its sole discretion and at the EC’s expense, additional medical records necessary to properly evaluate an EIF Option claim. The Claims Administrator has the right, if it deems necessary, to obtain authorizations for the release of medical records, which will be obtained at the EC’s sole expense. The procedures for obtaining additional medical records will be determined in coordination with the Claims Administrator and the SOC.

(a)	The Claims Administrator and SOC will work together to ensure that the EIF Option procedures are conducted fairly, efficiently and economically.

(b)
The initial determination of eligibility for, and amount of, an EIF Option award will be made by the Claims Administrator pursuant to Section 3.6 below. The initial determination will be based on the tabbed and highlighted medical records provided with the Proof of Claim (Section 4) and the terms of this Settlement Agreement.

(c)
If an EIF Option award is denied, the EC may elect to appeal the award to a special master who will be retained by the SOC, and granted exclusive authority to decide appeals of denials of EIF Option awards (the “Special Master”). Appeals will be addressed by the Special Master through written submission by EC or counsel for the EC within 30 days of electronic notification of an

SETTLEMENT COMMUNICATION PRIVILEGED AND CONFIDENTIAL

EIF Option award. The decision of the Special Master on an EC’s appeal is final and binding on the EC, and no EC has any rights to pursue any claim, litigation or appeal of any type from the decision of the Special Master.

(d)
For the avoidance of doubt, there is no discovery process involved in the evaluation or determination of EIF Option awards. There will be no new depositions, written discovery, expert reports, affidavits, hearings or trials in connection with the submission of EIF Option claims or the evaluation or determination of any EIF Option award. ECs have the burdens of proof and production of medical records to establish that the criteria for an EIF Option award has been met. To be clear, in connection with an EIF Option claim, ECs must submit specific medical records appropriately tabbed and highlighted to demonstrate the information that establishes eligibility for an EIF Option award. ECs who submit entire sets of medical records without specific tabbing and highlighting may be assessed a fee set by the SOC.

3.5	Bilateral Hip Implants Revised.

3.5.1
ECs who had bilateral hip implants of CONSERVE®, DYNASTY® and/or LINEAGE® products and who have undergone a Qualified Revision Surgery in which only one hip implant was revised may receive compensation under either of the two alternative settlement options, but only for the revised hip. All rights will be reserved with respect to the unrevised hip implant outside of this Settlement Agreement, by limited release in a form to be agreed to by the Parties.

3.5.2
ECs who had bilateral hip implants of CONSERVE®, DYNASTY®, and/or LINEAGE® products who have undergone Qualified Revision Surgeries on both hips may make a claim for each hip. ECs under this category may elect a Standard Settlement for one of the qualifying hips, but the other qualifying hip must be processed under the EIF Option, subject to priority payment as stated in Section 10.8.6. Claimants may elect the EIF Option for both hips, but will qualify for only one priority payment under Section 10.8.6. All other EIF Option claims and/or amounts are subject to the EIF Option process. The following chart illustrates the award options for ECs with bilateral hip implants:

SETTLEMENT COMMUNICATION PRIVILEGED AND CONFIDENTIAL

# of Sides Revised	Status	Eligible for Standard Settlement Option?	Eligible for EIF Option?
0	Both Sides Remain Implanted	No	No. Claimant is not an EC.
1	1 Side That Had Revision	Yes	Yes,
	Surgery		if claimant is an EC.
	1 Side That	No	No. All Legal Rights Reserved.
Remains Implanted
	Both Sides Underwent	Only Eligible for One Standard Settlement	Other Hip is Under EIF Option with Priority Payment Under Section 10.8.6
Revision Surgery and EC
Wants Standard
Settlement for Both
2	Both Sides Underwent	One Hip Eligible for	Other Hip Subject to Priority Payment and Any Other and Further EIF Payments For Which EC Qualifies For That Hip.
	Revision Surgery and EC	Standard Settlement
	Elects Standard	Option.
Settlement for One Hip,
EIF Option For Other Hip
	Both Sides Underwent		Yes, With A Single Priority Payment Under Section 10.8.6 and All Remaining Payments Made Under EIF Schedule.
Revision Surgery and EC
	Elects EIF Option For	No
Both Hips

13.6	EIF Award Categories.

3.6.1
For purposes of qualifying for EIF Option award categories for those ECs who demonstrate their eligibility to receive such awards, the following are categories of extraordinary medical conditions relating to a Qualified Revision Surgery:(1) Covered Re-Revision Surgery, as defined below, (2) Dislocation, (3) Foot Drop, (4) Infection, and (5) Extended Trochanteric Osteotomy.

3.6.2
All EIF Option awards pursuant to Section 3.6 will be governed by an award schedule to be issued by the SOC in its sole discretion, following consultation with Wright Medical (the “EIF Award Schedule”).

3.6.3	Covered Re-Revision Surgery.

(a)
“Covered Re-Revision Surgery” means a revision surgery to remove the cup of a hip implant device after his/her Qualified Revision Surgery on the same hip (“Re-Revision Surgery”), or during subsequent Re-Revision Surgeries on the same hip after the

SETTLEMENT COMMUNICATION PRIVILEGED AND CONFIDENTIAL

Qualified Revision Surgery. Such Covered Re-Revision surgery had to have taken place on or before the Effective Date.

(b)
Eligibility. ECs who underwent a Covered Re-Revision Surgery will be entitled to additional compensation under the EIF Option (subject to all reductions herein) per Covered Re-Revision Surgery. The following are excluded:

(i)	A Re-Revision Surgery that was necessitated by an infection will be governed by the provision for infection-related treatment described in Section 3.6.6 and not this Section; and

(ii)	A claim for a Re-Revision Surgery that was necessitated by dislocation will be governed by the provisions for dislocations in Section 3.6.4 and not this Section.

(c)	The aggregate total of all awards for Covered Re-Revision Surgeries under Sections 3.6.3 will not exceed a maximum amount to be set forth on the EIF Award Schedule.

3.6.4	Dislocation.

(a)
Eligibility. An EC who required medical treatment for a dislocation event of the femoral head of the hip after a Qualified Revision Surgery that is documented by diagnosis in contemporary medical records and which dislocation event necessitated (i) a closed reduction in a hospital, (ii) an open reduction in a hospital, or (iii) a Covered Re-Revision Surgery, will be entitled to an EIF Option award under this Section. The following are excluded:

(i)	Dislocation events that occurred before the Qualified Revision Surgery do not qualify for an EIF Option award, and

(ii)	A dislocation event after a Qualified Revision Surgery or Covered Re-Revision Surgery that is caused or precipitated by trauma is not entitled to any EIF Option Award under this Section.

(b)	The aggregate total of all awards for dislocation under Section 3.6.4 will not exceed a maximum amount to be set forth on the EIF Award Schedule.

(c)	Dislocation and Covered Re-Revision Surgery. If a dislocation event was one of the causes of a Covered Re-Revision Surgery, an

SETTLEMENT COMMUNICATION PRIVILEGED AND CONFIDENTIAL

eligible EC’s award will issue under this Section and not the provision for Covered Re-Revision Surgery.

3.6.5	Foot Drop.

(a)
Eligibility. An EC who has suffered injury to the peroneal or sciatic nerve as a result of a Qualified Revision Surgery or Covered Re-Revision Surgery, resulting in the inability to lift the front part of the foot, diagnosed during the hospitalization for the Qualified Revision Surgery or Covered Re-Revision Surgery, and that is documented in contemporaneous medical records as existing more than 365 days after the date of the Qualified Revision Surgery or Covered Re-Revision Surgery shall be entitled to an EIF Option award under this Section.

3.6.6	Infection.

(a)
Eligibility. An EC who underwent treatment for an infection after a Qualified Revision Surgery, (i) where the infection was not the cause of the Qualified Revision Surgery as documented in the contemporaneous medical records, and (ii) which required (a) surgical debridement, (b) a Covered Re-Revision Surgery in either a one or two-step procedure, (c) arthrodesis, or (d) extended intravenous antibiotic treatment of at least eight (8) consecutive weeks in length, shall be entitled to an EIF Option award under this Section.

(i)	An EC can receive only one EIF Award due to infection, regardless of the length or number of infections that occurred.

(ii)
An EC whose infection was revealed by pathology or microbiology contemporaneous with the Qualified Revision Surgery, meaning s/he had an infection prior to the Qualified Revision Surgery, is not eligible for compensation under this Section.

(b)
Infection and Covered Re-Revision Surgery. If infection was one of the causes, or the sole cause, for a Covered Re-Revision Surgery, then the EC will be eligible to receive compensation for infection under this Section 3.6.6, but will not be eligible to receive an EIF Option award under Section 3.6.3 (Covered Re-Revision Surgery).

SETTLEMENT COMMUNICATION PRIVILEGED AND CONFIDENTIAL

3.6.7	Extended Trochanteric Osteotomy.

(a)
Eligibility. An EC who as part of a Qualified Revision Surgery or Covered Re-Revision Surgery underwent an extended trochanteric osteotomy to remove the femoral stem, and required the placement of cerclage wiring as part of that procedure, will be entitled to an EIF Option award under this Section.

4.	PROOF OF CLAIM.

4.1	As part of each Individual Settlement, Eligible Claimants have provided or will be required to provide, by January 31, 2017, proof of each Eligible Claim, including, but not limited to:

4.1.1
A fully completed Preliminary Disclosure Form, as required under case management orders in the MDL and JCCP, or per the terms of an applicable court-approved tolling agreement. If a Preliminary Disclosure Form was provided prior to an EC undergoing a revision surgery, then the EC will provide an updated Preliminary Disclosure Form with the complete information for the revision surgery.

4.1.2
If not already provided with the Preliminary Disclosure Form or a Plaintiff Fact Sheet, EC will provide specific and discreet: 1) product identification sticker sheets or similar medical records from the EC’s original implant surgery medical records, or information derived from the explanted, revised components thereof, that specifically identify, at a minimum, the cup and head products, by product and lot numbers, that satisfy settlement eligibility requirements; and 2) operative reports from the original and revision surgeries. To be clear, ECs must submit only the specific medical records identified to demonstrate the information that establishes eligibility. Submissions of entire sets of medical records, or submissions that require Wright Medical or Plaintiffs’ Counsel to locate the required information, are deficient and will be rejected. The Eligible Claims list will identify those claimants who have not yet provided the information required under this Section 4.1.2 to qualify for a Standard Settlement. Only in the event that the medical records specified in this Section have been destroyed or are otherwise no longer available, other records sufficient, in the sole discretion of Wright Medical, exercised in good faith, to identify the products, and the original and revision surgeries, will be accepted as proof that a claim is an Eligible Claim. In the event that there is an impasse as to the sufficiency of the documents required by this section, the SOC and counsel for Wright Medical will meet and confer in an effort to resolve the issue.

4.1.3	Unless in the sole discretion of Wright Medical, exercised in good faith, strict compliance is expressly waived as to any Individual Settlement, no

SETTLEMENT COMMUNICATION PRIVILEGED AND CONFIDENTIAL

payments will be made under Individual Settlements if any documentation set forth in Sections 4.1.1 and 4.1.2 is either deficient or not provided to Wright Medical. In the event that there is an impasse as to the sufficiency of the documents required by Sections 4.1.1 or 4.1.2, the SOC and counsel for Wright Medical will meet and confer in an effort to resolve the issue.

4.2
EIF Option Claim - In the event that an EC elects the EIF Option, evidence sufficient to demonstrate entitlement to an EIF Option award is described in Section 3.4. Such information must be uploaded to the Claims Administrator’s web portal per instructions from Plaintiffs’ Counsel by no later than May 2, 2017.

5.	SETTLEMENT ACCEPTANCE REQUIREMENT AND OPT-OUTS

5.1
This Settlement Agreement may be terminated, without penalty and in the sole discretion of Wright Medical (“Walk Away Rights”), if claimants holding greater than five percent (5%) of the Eligible Claims in the Final Settlement Pool elect to Opt-Out of the settlement (the “95% Acceptance Requirement”).

5.2
If the 95% Acceptance Requirement is not met, Wright Medical, in its sole discretion, may elect to waive the 95% Acceptance Requirement and proceed with the settlement with less than 95% acceptance, and enforce all Individual Settlements accepted pursuant to this Settlement Agreement, rather than terminate the entire Settlement Agreement.

5.3
The 95% Acceptance Requirement is to be calculated by counting only the Eligible Claims for which Wright Medical has received 1) an election to participate, 2) all required documentation under Section 4.1.2, and 3) all required documentation under Section 8 (Documents Required For Individual Settlements).

5.4
Claimants with Eligible Claims must elect to participate in this settlement on or before January 31, 2017. Wright Medical’s Walk Away Rights will be exercised by written notice to Plaintiffs’ Counsel, served on or before March 3, 2017, provided that Plaintiffs’ Counsel has delivered the 95% Acceptance Report described below.

5.4.1
On or before February 3, 2017, Plaintiffs’ Counsel will provide notice to Wright Medical when Plaintiffs’ Counsel believes that the 95% Acceptance Requirement has been satisfied. Such notice (the “95% Acceptance Report”) will include a then-current Acceptance Report, as described in Section 9.1. Plaintiffs’ Counsel will provide a Funding Request Report as described in Section 10.7 by no later than February 6, 2017.

SETTLEMENT COMMUNICATION PRIVILEGED AND CONFIDENTIAL

5.4.2	By March 3, 2017, Wright Medical will provide notice to Plaintiffs’ Counsel of whether it agrees that the 95% Acceptance Requirement has been met.

(a)
If Wright Medical asserts that the 95% Acceptance Requirement has not been met, or that it is unable to confirm that the 95% Acceptance Requirement has been met, then Wright Medical’s notice will include a full explanation of why Wright Medical believes that the 95% Acceptance Requirement has not been met, or why Wright Medical is unable to confirm that the 95% Acceptance Requirement has been met, and Wright Medical may exercise its Walk Away Rights.

(b)
If Wright Medical agrees that the 95% Acceptance Requirement has been met, or if Wright Medical waives the 95% Acceptance Requirement pursuant to Section 5.2, then funding of Individual Settlements will proceed under Section 10.

5.5
Should Wright Medical exercise its Walk Away Rights, then 1) this Settlement Agreement will be terminated and void, and the Parties and Eligible Claimants will return to their respective positions held prior to the Settlement Agreement, with all releases and dismissal stipulations deemed void, and either returned to Plaintiffs’ Counsel or destroyed, and 2) all funds held in escrow pursuant to Section 10 below will be returned in full to Wright Medical.

5.6
The Eligible Claim of any claimant who elects not to accept an Individual Settlement will be deemed an “Opt-Out Claim.” Regardless of the actual percentage of Opt-Out Claims, Wright Medical’s payments under this Settlement Agreement will be reduced with respect to each Opt-Out Claim in the manner and amounts set forth in the Term Sheet, incorporated herein by reference.

5.7
Under no circumstances will settlement funds allocated to an Opt-Out Claim be redistributed, assigned, or otherwise paid, in whole or part, to settle any other Eligible Claim, including but not limited to funding any portion of the EIF Award Pool, but rather will reduce Wright Medical’s total settlement payments.

6.	COMMON BENEFIT FUND ASSESSMENTS

6.1
By accepting an Individual Settlement under this Settlement Agreement, all claimants and counsel for claimants with Eligible Claims, regardless of whether their claim is pending in the MDL, JCCP or under a tolling agreement, agree to abide by MDL Case Management Order No. 4, Common Benefit Assessment Order (“CMO 4”), and all provisions of this Section 6. The assessments under CMO 4, inter alia, will in part be used to fund the administration of Individual

SETTLEMENT COMMUNICATION PRIVILEGED AND CONFIDENTIAL

Settlements, which administration will be at the sole cost and expense of claimants’ counsel and Plaintiffs’ Counsel.

6.2
All claimants and counsel for claimants with Eligible Claims consent to the holdback by Wright Medical of 3.5% for attorneys’ fees and 3.5% for expenses (for a total of 7%) from each total settlement amount under each Individual Settlement, pursuant to CMO 4 (the “Common Benefit Assessments”). Wright Medical will pay each holdback for Common Benefit expenses directly into the Common Benefit Expense Funds account, and each holdback for Common Benefit attorneys’ fees directly into the Common Benefit Legal Fees Funds account, with both accounts to be established by Plaintiffs’ Counsel (the “Common Benefit Fund Accounts”), as credits against the applicable Individual Settlement. For the avoidance of doubt, Wright Medical’s obligation to fund Common Benefit Assessments will not be an additional payment obligation of Wright Medical, but rather will be credited against Wright Medical’s settlement payment obligation and subtracted from the amount otherwise due each claimant from Wright Medical.

6.3
No Common Benefit Assessment will be imposed until all requirements for an Individual Settlement have been satisfied, including: 1) to the extent not previously provided, delivery to Wright Medical of the required documents pursuant to Section 4.1.2; 2) delivery to Wright Medical of documentation from the Lien Resolution Administrator, identified below, that confirms the final negotiated amount of all liens or the appropriate holdback amounts for all liens, pursuant to Section 7 below; and 3) delivery to Wright Medical of a Release and Dismissal pursuant to Section 8 below. As to ECs who elect the EIF Option, no Common Benefit Assessment will be imposed until any and all appeals from all ECs have been resolved, pursuant to Section 3.4.4 (c), at which time all EIF Option awards will be final.

6.4
All claimants and counsel for claimants with Eligible Claims agree to (1) comply with any Orders entered by the Court in the MDL in the furtherance of CMO 4, and (2) consent to the jurisdiction of the Court in the MDL for that purpose.

7.	LIENS.

7.1	Any and all liens related to each Eligible Claim will be identified and satisfied as set forth below.

7.1.1
Any and all health insurance plan lien resolutions will be processed and supervised exclusively by Providio Lien Counsel, LLC (the “Lien Resolution Administrator” or “LRA”), at the sole expense of Eligible Claimants or their counsel.

7.1.2	Each Eligible Claimant who receives a payment pursuant to an Individual Settlement under this Settlement Agreement, agrees to pay or have paid

SETTLEMENT COMMUNICATION PRIVILEGED AND CONFIDENTIAL

any liens held by, or amounts owed to, third parties, including any state or federal government entities, as well as any known subrogated interest asserted by a bona fide healthcare provider or insurer arising out of, or related to, each claimant’s alleged Wright Medical product related injury. For the avoidance of doubt, Wright Medical will have no obligation to pay or satisfy any such liens, which shall be the sole responsibility of the Eligible Claimant.

7.1.3
Each Eligible Claimant must by December 16, 2016, provide HIPAA releases and a Medicare Proof of Representation form to LRA (via submission to the electronic portal established by Claims Administrator) to facilitate lien identification and resolution; provided, however, that if the MDL court issues a qualified protective order on or before December 16, 2016 authorizing the LRA to identify, process and finalize liens on each EC’s behalf then such individual HIPAA and Medicare Proof of Representation submissions shall not be needed. Each Eligible Claimant will identify to LRA all group health plans s/he had at the time of injury through the Effective Date of this Settlement Agreement (via submission to the electronic portal established by Claims Administrator as described in section 3.2.4 above). Plaintiffs’ Counsel will direct LRA to proactively verify entitlement with Medicare (Parts A & B) and Medicaid for all Eligible Claimants, and will combine those results with the group health plan information submitted by each Eligible Claimant, to investigate and negotiate any applicable liens on each Eligible Claimant’s behalf. As part of its investigation and negotiation of liens, LRA will comply with and/or seek extensions of any reporting requirements that may be required by any lien holder on behalf of both Eligible Claimants and Wright Medical. As a precondition to funding of any portion of an Individual Settlement, Plaintiffs’ Counsel will cause LRA to deliver in writing to Wright Medical final lien clearance information within each Funding Request Report (as defined in Section 10.7), detailing the final negotiated lien amount (including a lien amount pursuant to pre-negotiated lien resolution programs, if applicable) or the appropriate full lien holdback amounts for all liens for each Eligible Claimant included on the respective Funding Request Report. When LRA reports a final negotiated lien amount, or the appropriate full lien holdback amounts for all liens, the balance (i.e., the non-lien holdback amount) will be eligible for disbursement pursuant to the funding steps described in Section 10 below. LRA will submit further clearance information for the lien holdback amount in a future Funding Request Report when the applicable liens have been finally negotiated.

7.1.4	Plaintiffs’ Counsel will cause LRA to provide to Wright Medical a written confirmation certifying that all liens related to each claimant's injuries

SETTLEMENT COMMUNICATION PRIVILEGED AND CONFIDENTIAL

and/or treatment have been finally and fully satisfied, accompanied by a certifying report from the LRA that evidences the satisfaction of said liens.

7.1.5
Plaintiffs’ Counsel will require and cause the LRA to provide complete indemnity and defense of Wright Medical and Plaintiffs’ Counsel against all liens related to each claimant's injuries and/or treatment that are or may be asserted against settlement proceeds of each Individual Settlement.

7.1.6
This Settlement Agreement does not alter, expand or relieve any notice obligations relating to any liens that any claimant or their counsel has by law or by contract. Likewise, this Settlement Agreement does not establish a right to a lien where none exists.

8.	DOCUMENTS REQUIRED FOR INDIVIDUAL SETTLEMENTS.

8.1	Attached hereto as Exhibit A is the form individual settlement agreement and release (“Release”) that will be used to document settlements with each individual claimant under an Individual Settlement.

8.1.1
The Release will be executed by the claimant, and any spouse and legal representative of any claimant or claimant’s estate, as applicable. If a claimant is divorced, separated or estranged from his/her spouse, the claimant will provide indemnity in a form agreed by the Parties.

8.1.2	The Release in any Individual Settlement may contain added state-specific provisions determined to be necessary by Wright Medical.

8.1.3	The form Release will not be altered, edited, amended, or in any way changed by a claimant or their counsel, except by the express written agreement of Wright Medical.

8.2
Attached hereto as Exhibit B is the form of litigation dismissal, with prejudice, to be used to dismiss pending litigation, with prejudice and all costs to be borne by the incurring party (a “Dismissal”).

9.	TRACKING OF SETTLEMENT PROGRESS.

9.1
Plaintiffs’ Counsel will, on both the 15th and last day of each month, beginning after execution of this Settlement Agreement by all Parties, provide to Wright Medical a report, in Excel electronic format, that contains an identification, to the date of the report, of all claimants, and their Eligible Claims, who have agreed to accept an Individual Settlement (each an “Acceptance Report”). A printed form of the Acceptance Report is attached hereto as Exhibit C.

9.2.1	Each Acceptance Report will:

(a)	Identify the name of the claimant;

SETTLEMENT COMMUNICATION PRIVILEGED AND CONFIDENTIAL

(b)	Identify the Eligible Claim(s);

(c)	State the actual accepted settlement amount of the claimant’s Individual Settlement, set pursuant to Section 3 (Individual Settlements);

(d)	Provide confirmation that all required documentation and claim proof required has been provided to Wright Medical, pursuant to Section 4.1.2;

(e)	State the amount of the Common Benefit Assessment on each Eligible Claim, pursuant to Section 6 (Common Benefit Fund Assessments);

(f)	State the total amount of liens on each Individual Settlement, pursuant to Section 7 (Liens);

(g)	State, if available, the total final negotiated amount of all liens on each Individual Settlement, pursuant to Section 7 (Liens);

(h)
Provide confirmation that the required Release and Dismissal have been received by Plaintiffs’ Counsel and provided to Wright Medical, pursuant to Section 8 (Documents Required For Individual Settlements);

(i)	State a calculation of the then-current sum of the amounts of all Individual Settlements;

(j)	State a calculation of the then-current total number of settlement acceptances as a percentage of all Eligible Claims; and

(k)	Contain confirmations of payments made under Individual Settlements.

9.2.2
Plaintiffs’ Counsel will deliver to Wright Medical with each Acceptance Report, all final negotiated lien documentation, pursuant to Section 7.1, and all fully executed Releases and Dismissals, pursuant to Section 8.1, received since the last produced Acceptance Report.

9.2
Plaintiffs’ Counsel will, on both the 15th and last day of each month, also provide to Wright Medical a separate report, in Excel electronic format, that contains an identification, to the date of the report, of all known Opt-Out Claims (the “Opt-Out Report”). A printed form of the Opt-Out Report is attached hereto as Exhibit D.

9.2.1	Each Opt-Out Report will:

SETTLEMENT COMMUNICATION PRIVILEGED AND CONFIDENTIAL

(a)	Identify the name of the claimant;

(b)	Identify the Eligible Claim that is an Opt-Out Claim;

(c)	State the amount of reduction attributable to the Opt-Out Claim, pursuant to Section 5.6;

(d)	State the then-current sum of all reductions pursuant to Section 5.6; and

(e)	State a calculation of the then-current total number of Opt-Out Claims as a percentage of all Eligible Claims.

SETTLEMENT COMMUNICATION PRIVILEGED AND CONFIDENTIAL

9.3
Cumulative Acceptance Reports and Opt-Out Reports will continue to be prepared, by adding onto the immediately prior report, until all Eligible Claims appear on either an Acceptance Report or an Opt-Out Report.

10.	FUNDING OF SETTLEMENT.

10.1
Within thirty (30) calendar days of the full execution of this Settlement Agreement, Wright Medical will deposit or cause to be deposited into an escrow account (the “Escrow Settlement Fund”), One Hundred And Fifty Million Dollars ($150,000,000.00), provided however that under no circumstance will this escrow deposit be made by Wright Medical until an escrow agreement mutually agreeable to the Parties which sets forth the details of the escrow account (the “Settlement Escrow Agreement”) has been fully executed. Wright Medical further represents and warrants that it will have sufficient access to operating funds, over and above the maximum settlement balance of $90 Million, to fund continuing operations.

10.2
Concurrent with the execution of the Settlement Escrow Agreement, an escrow agent (“Escrow Agent”) will be appointed by mutual agreement between Plaintiffs’ Counsel and Wright Medical.  Plaintiffs’ Counsel shall be solely and exclusively liable for the payment, on a current basis, of all fees and expenses (the “Escrow Fees and Expenses”) due and payable to the Escrow Agent under the Settlement Escrow Agreement.  Plaintiffs’ Counsel will obtain approval from the MDL Court, pursuant to CMO 4, for payment of Escrow Fees and Expenses from the Common Benefit Fund.

10.3
At the end of each month, the Escrow Agent will submit to Wright Medical, the SOC and the Claims Administrator a report, in such form and in such detail as Wright Medical reasonably may specify (each an “Escrow Settlement Fund Report”) itemizing and certifying all payments or transfers during the preceding month and the balance remaining in the Escrow Settlement Fund.

10.4
All funding of Individual Settlements pursuant to this Section 10 will be funded first from the Escrow Settlement Fund, and then, once all funds held in the Escrow Settlement Fund have been dispersed, by Wright Medical.

10.5
No funding of any Individual Settlement, or any part thereof, by Wright Medical or the Escrow Agent will occur until the 95% Acceptance Requirement has been satisfied or waived by Wright Medical, a fully executed Release and Dismissal have been delivered to Wright Medical pursuant to Sections 8.1 and 9.1.2, and lien amounts have been confirmed by the LRA in writing to Wright Medical pursuant to Sections 7.1 and 9.1.2.

10.6
Plaintiffs’ Counsel will create and seek to obtain an order from the Court in the MDL designating one or more interest-bearing qualified settlement fund accounts (“QSFA”s) within the meaning of Treas. Reg. § 1.468B-1, to receive payments

SETTLEMENT COMMUNICATION PRIVILEGED AND CONFIDENTIAL

from Wright Medical or the Escrow Settlement Fund pursuant to Individual Settlements.

10.7
Procedures for Funding Requests and Payments: Amounts of funding at each step below will be requested by itemization in a “Funding Request Report” in the form attached hereto as Exhibit E, provided to Wright Medical by Plaintiffs’ Counsel. A Funding Request Report will identify Eligible Claims that have satisfied requirements for payment of any or all of 1) final negotiated lien amounts, and/or appropriate full lien holdback amounts for all liens, 2) Common Benefit Assessments, or 3) the balance of an Individual Settlement (each a “Payment Item”).

(a)
Objections to Funding Request Reports: If Wright Medical, in good faith, objects to the accuracy of any Payment Item in any Funding Request Report, that Payment Item will be deemed removed from the Funding Request Report. Payment Items removed from any Funding Request Report may be placed on a subsequent Funding Request Report, as discussed below; however, under no circumstances will a Payment Item be placed on more than one open and pending Funding Request Report.

(b)	The first Funding Request Report will be provided to Wright Medical by February 6, 2017.

(c)
Subsequent Funding Request Reports: On both the 15th and last day of each month, beginning March 31, 2017, the Claims Administrator will deliver to Wright Medical a Funding Request Report that identifies all new Payment Items that have not already appeared on a prior Funding Request Report, and Payment Items removed from any prior Funding Request Report, that are then ready for payment.

(d)
Funding to QSFAs and Common Benefit Fund: Within thirty (30) calendar days of the receipt of each Funding Request Report (other than the first Funding Report which is separately addressed below) Wright Medical will instruct the Escrow Agent to transfer funds into a QSFA designated by Plaintiffs’ Counsel or the Common Benefit Fund Accounts, as applicable, the sum total of all Payment Item amounts listed in the Funding Request Report, minus any removed Payment Items. In the event that no balance remains in the Escrow Settlement Fund, Wright Medical will directly fund amounts due into the QSFA designated by Plaintiffs’ Counsel or the Common Benefit Fund Accounts, as applicable.

(e)	Payment Report: After each payment is made by the Escrow Agent or Wright Medical in response to a Funding Request Report,

SETTLEMENT COMMUNICATION PRIVILEGED AND CONFIDENTIAL

the Escrow Agent will provide to Wright Medical, Plaintiffs’ Counsel and the Claims Administrator, or Wright Medical will provide to Plaintiffs’ Counsel and the Claims Administrator where Wright Medical makes a payment directly, a report (a “Payment Report”), in the form attached hereto as Exhibit F, that will itemize the Escrow Agent’s or Wright Medical’s payments by specific Eligible Claim and Payment Item, and thereby itemize credits against the total settlement amount of each Individual Settlement. Each Payment Report will also identify Payment Items removed from the corresponding Funding Request Report.

(f)
Plaintiffs’ Counsel will be solely responsible for authorizing and arranging disbursements from any QSFA, and the Common Benefit Fund Accounts in compliance with MDL CMO 4. Any disbursement will be made only for the specific amount and purpose of each Payment Item, identified in a Payment Report. Under no circumstances will payments be disbursed, used, or credited other than as set forth in a Payment Report.

10.8	Timing Of Funding: Individual Settlements will be funded pursuant to, and in the order of, the following steps:

10.8.1
By January 31, 2017, all Eligible Claimants that elect to participate must have uploaded to the Claims Administrator’s electronic portal (1) a Claim Election Form, (2) the documents required by Sections 4.1 and 8, and (3) all health insurance provider information and HIPAA/Proof of Representation Releases (as applicable) for purposes of lien resolution pursuant to Section 7. By February 3, 2017, Plaintiffs’ Counsel will provide to Wright Medical a 95% Acceptance Report. By February 6, 2017, Plaintiff’s Counsel will provide to Wright Medical a first Funding Request Report,

10.8.2
By March 3, 2017, Wright Medical will either 1) confirm that the 95% Acceptance Requirement has been met or waive the 95% Acceptance Requirement, in which case funding will proceed pursuant to the steps below, or 2) terminate the entire Settlement Agreement as provided in Section 5.

10.8.3
By March 10, 2017, Wright Medical will instruct the Escrow Agent to transfer from the Escrow Settlement Account into a QSFA designated by Plaintiffs’ Counsel or the Common Benefit Fund Accounts, as applicable, the sum total of all Payment Item amounts listed in the first Funding Request Report, minus any removed Payment Items.

10.8.4	By March 24, 2017, the Claims Administrator, through the electronic portal, will notify counsel for Eligible Claimants of the amount of each

SETTLEMENT COMMUNICATION PRIVILEGED AND CONFIDENTIAL

Eligible Claimant’s Individual Settlement, in accordance with the first Payment Report, including amounts paid as Common Benefit Assessments, and amounts withheld for final lien resolutions and/or appropriate full lien holdback amounts for all liens. Thereafter, on a rolling basis, the Claims Administrator will notify counsel for Eligible Claimants of the funding of Individual Settlements as subsequent Payment Reports are issued.

10.8.5
On March 31, 2017, the Claims Administrator will issue payments of Individual Settlements to Eligible Claimants’ counsel in accordance with the first Payment Report. For all subsequent Payment Reports, the Claims Administrator will issue payments of individual settlements to Eligible Claimants’ counsel on the 15th day of each month in accordance with the applicable Payment Report; provided, however, that if the 15th day of a given month is a Saturday, Sunday or Monday, the disbursement will be the following Tuesday.

10.8.6
On or before May 1, 2017, those Eligible Claimants who elected to participate in the EIF Option must upload their supporting documents (see Section 3.4) to the Claims Administrator’s electronic portal.

(a)
Bilateral Priority Payment: On July 18, 2017, a single priority payment will be made by the Claims Administrator to any EC asserting claims based on revisions of both bilateral hip implants pursuant to Section 3.5.2, in the amount of $170,000.00 for a CONSERVE® Claim and $120,000.00 for a DYNASTY® or LINEAGE® Claim (a “Bilateral Priority Payment”). To the extent not already withheld from a Standard Settlement Payment, lien holdback amounts will be withheld from the Bilateral Priority Payment pursuant to Section 7. To be clear, a Bilateral Priority Payment is 1) only for ECs who underwent revisions of both bilateral hip implants, and 2) only one Bilateral Priority Payment will be made even if an EC elects the EIF Option for both hips.

(b)
To fund the Bilateral Priority Payments, Plaintiffs’ Counsel will provide a Funding Request Report to Wright Medical that specifically identifies all and only such priority payments (“Bilateral Funding Request Report”) by June 6, 2017. By July 7, 2017, Wright Medical will instruct the Escrow Agent to transfer, or will itself deposit, into a QSFA designated by Plaintiffs’ Counsel the sum total of all Bilateral Priority Payments listed in the Bilateral Funding Request Report.

10.8.7
On or before July 31, 2017, the Claims Administrator will complete its review and issue determination reports on all EIF Option claims. Eligible Claimants will have thirty (30) calendar days from the issuance of their

SETTLEMENT COMMUNICATION PRIVILEGED AND CONFIDENTIAL

individual determination report to either accept or appeal the determination of the Claims Administrator, pursuant to Section 3.3.4(c). If the Eligible Claimant does not appeal the Claims Administrator’s determination, it will be deemed accepted by the Eligible Claimant.

10.8.8
Other than as set forth for Bilateral Priority Payments, no funding by Wright Medical of any EIF Option award will take place until rulings on all appeals have been issued pursuant to Section 3.3.4 (c), at which time funding and payment of EIF Option awards will be made pursuant to the procedures in Section 10.7 above.

10.9	Return of Escrow Funds: Any and all funds that remain in the Escrow Settlement Fund following full funding of all Individual Settlements will be returned to Wright Medical.

10.10
Dismissals: Upon payment by or on behalf of Wright Medical of the full amount of any Individual Settlement into a QSFA and the Common Benefit Fund Account, the Dismissal pursuant to Section 8.2 will be filed by Wright Medical.

10.11
Guaranty of Wright Medical Group, N.V. In partial consideration for this Settlement Agreement, Wright Medical Group, N.V. (“Guarantor”) has executed and delivered a Guaranty Agreement (the “Guaranty”) that provides, subject to the express provisions of the Guaranty and the full enforcement by the MDL Court, for the monetary performance of Wright Medical under this Settlement Agreement. The Guaranty is incorporated by reference as if fully set forth in this Settlement Agreement. In furtherance of the foregoing, the Parties to this Settlement Agreement stipulate, agree, and acknowledge that Guarantor is providing the Guaranty solely as an accommodation to its independent affiliate, Wright Medical, and that nothing contained in this Settlement Agreement shall be deemed or admissible in any way to contradict the distinct corporate identities as and between Guarantor and Wright Medical.

10.12	No Eligible Claimant is entitled to seek payment under an Individual Settlement in any manner, or under any timing, other than as set forth in this Settlement Agreement.

10.13
Plaintiffs’ Counsel shall have sole and exclusive authority to enforce this Settlement Agreement and the Guaranty. No Eligible Claimant may bring any lawsuit, claim or other adversarial proceeding of any type to enforce the terms and conditions of this Settlement Agreement against Wright Medical or, in the case of the Guaranty, against Guarantor (an “EC Adversary Proceeding,” and, collectively, “EC Adversary Proceedings”). By filing a Claim Election Form, each Eligible Claimant will be deemed expressly to have waived any and all right or ability to bring or pursue, except through Plaintiffs’ Counsel, any and all EC Adversary Proceedings against Wright Medical and, in the case of the Guaranty, Adversary Proceedings against Guarantor, including any EC Adversary

SETTLEMENT COMMUNICATION PRIVILEGED AND CONFIDENTIAL

Proceedings based upon the failure by another person or entity (including, but not limited to, the Escrow Agent, the Claims Administrator, the LRA, any entity establishing or holding a QSFA, Plaintiffs’ Counsel or Eligible Claimant’s counsel) to pay funds or take any other action required under this Settlement Agreement or the Guaranty. This does not restrict an Eligible Claimant’s rights to enforce his or her own Full and Final Confidential Individual Release and Settlement Agreement.

11.	RISK OF LOSS.

11.1
All risk of loss, for any reason and from any cause whatsoever, except as to the Escrow Agent and Escrow Settlement Fund, as specified in Section 11.2 of this Settlement Agreement, relating to the handling, investment, administration, or disposition of funds deposited and/or paid by Wright Medical pursuant to this Settlement Agreement lies exclusively with Plaintiffs’ Counsel and each Eligible Claimant. Except as specified in Section 11.2, Wright Medical will under no circumstance be liable to pay additional sums under this Settlement Agreement due to any action, inaction, or default by another person or entity (including but not limited to the Claims Administrator, the LRA, any entity establishing or holding a QSFA, Plaintiffs’ Counsel or Eligible Claimant’s counsel).

11.2
Notwithstanding the foregoing, Wright Medical shall bear any risk of loss accruing to the Escrow Settlement Fund due to any action, inaction, or default by the Escrow Agent or any insolvency or other financial incapacity of the Escrow Agent.

12.	CONFIDENTIALITY AND PUBLIC STATEMENT.

12.1
Claimants, claimants’ counsel, Plaintiffs’ Counsel, and Wright Medical understand, acknowledge, and agree that the terms and conditions of this Settlement Agreement, and any Individual Settlement under this Settlement Agreement, including amounts to be paid, history, background and related negotiations, are to be kept strictly confidential, and are not to be disclosed by claimants, claimants’ counsel, Plaintiffs’ Counsel or Wright Medical, except as required by law, or as hereinafter set forth or as set forth in a Release, to any person, firm, association, corporation or entity at any time, including, but not limited to, legal trade journals, reporting services, the press or media, and/or on any posting on the Internet.

12.2
Notwithstanding the foregoing, claimants, claimants’ counsel, Plaintiffs’ Counsel, and Wright Medical may provide this Settlement Agreement, and/or information concerning the nature, negotiations, amount and terms of this Settlement Agreement and/or any Individual Settlement to the following persons or for the following purposes: a) accountants, tax, legal or financial advisors; b) parent companies, affiliates or subsidiaries; c) insurers, retrocessionaires, or reinsurers; d) as absolutely necessary to resolve any outstanding liens; e) when required by

SETTLEMENT COMMUNICATION PRIVILEGED AND CONFIDENTIAL

law or by a court Order, or as required by the SEC or other regulatory authority; or e) in connection with any legal proceeding to enforce the terms of this Settlement Agreement or any Individual Settlement, or seeking redress for any breach thereof. When providing confidential information, the providing person or entity will advise the receiving person or entity that the information being shared is to be kept confidential, and further will seek to file the information under seal where applicable. Claimants and their counsel understand and agree that the substance of any required regulatory or other governmental or accounting disclosure is within the exclusive control of Wright Medical and Wright Medical Group N.V.

12.3
If claimants, claimants’ counsel, or Plaintiffs’ Counsel receive notice of any proceeding in which a court, party, or other entity or person seeks to require the disclosure of this Settlement Agreement, or any matter covered by this Settlement Agreement, or any Individual Settlement, immediate notice will be given to Wright Medical. If any court or other legal entity orders or is requested to order the disclosure of the amount, terms, conditions, history, or background of this Settlement Agreement, or of any Individual Settlement, then claimants’ counsel and Plaintiffs’ Counsel agree to join and support any motion for a Protective Order by Wright Medical seeking to protect the confidentiality of these matters.

12.4
Notwithstanding the foregoing, the Parties may make public statements summarizing this Settlement Agreement. The Parties will coordinate the substance and timing of any such public statement(s), provided however that the timing and substance of any required regulatory or other governmental or accounting disclosure is within the exclusive control of Wright Medical. In the event that Wright Medical determines that any required regulatory or other governmental or accounting disclosure must be made prior to the time agreed by the Parties for coordinated public statements summarizing this Settlement Agreement, Wright Medical will notify Plaintiffs’ Counsel to enable the Parties to issue contemporaneous public statements summarizing this Settlement Agreement, as intended by this Section.

12.5
Wright Medical and the SOC shall be entitled to review all proof of claim documents, Claim Election Forms, EIF Option submissions, and all other documents submitted by any EC in connection with this Settlement Agreement (including all exhibits and attachments thereto), and all related materials. The representatives of Wright Medical and the SOC shall, at any time, be afforded complete access to and permitted to inspect all of the records or other documentation submitted in connection with each Eligible Claim. For the avoidance of doubt, by accepting an Individual Settlement under this Settlement Agreement, each EC consents to granting access to Wright Medical, the SOC, the Special Master and Claims Administrator, and each of their respective representatives, to the documents that s/he executes and submits as part of the required submissions, including personal information, medical records and lien

SETTLEMENT COMMUNICATION PRIVILEGED AND CONFIDENTIAL

information for use in connection with this Settlement Agreement. While Wright Medical and the SOC have the right to access this data, neither shall have a role in the day-to-day operation of the claims administration process, nor shall their rights in this regard permit the interference with the operations of the claims administration process.

13.	MISCELLANEOUS

13.1
Contacts For Parties: Any notice, request, instruction or other document required under this Settlement Agreement shall be in writing and delivered by Federal Express (overnight delivery), and/or e-mail to the following persons, unless otherwise instructed in writing by notice pursuant to this Section 13.1:

13.12.1	If to Plaintiffs’ Counsel, to each of the following:
Mike McGlamry, Esq.
Pope, McGlamry, Kilpatrick, Morrison & Norwood, P.C.
3391 Peachtree Road, Suite 300
Atlanta, GA 30326
Email: mmcglamry@pmkm.com

And

Ray Boucher, Esq.
Boucher, LLP
21600 Oxnard Street, Suite 600
Woodland Hills, CA 91367
Email: ray@boucher.la

13.12.2	If to Wright Medical, to each of the following:
General Counsel
Wright Medical Technology, Inc.
1023 Cherry Road
Memphis, TN 38117

with a copy to:

Dana Ash, Esq.
Duane Morris LLP
30 S. 17th Street, Floor 5
Philadelphia, PA 19103
Email: DJAsh@duanemorris.com

SETTLEMENT COMMUNICATION PRIVILEGED AND CONFIDENTIAL

13.2
No Admissibility Or Admission: This Settlement Agreement and the Individual Settlements contemplated hereunder are not evidence that any claim alleged by any claimant has merit, nor does it constitute an admission of any wrongdoing or liability by any entity.

13.3	Authority To Bind: The undersigned Plaintiffs’ Counsel represent that they have authority to negotiate and enter into this Settlement Agreement, on behalf of all claimants with Eligible Claims.

13.4
Inadmissibility of Settlement Agreement: Neither this Settlement Agreement, nor any Individual Settlement, will be admissible or offered as evidence in any proceeding of any type, except in an action to enforce the terms of this Settlement Agreement or an Individual Settlement, and in such instance will be submitted under seal and pursuant to the greatest confidentiality protections possible.

13.5
Fees and Costs: Each side shall bear their own attorneys’ fees and costs under this Settlement Agreement and any Individual Settlement. Neither Wright Medical nor any other released party shall have any responsibility whatsoever for the payment of a claimant’s attorneys’ fees or costs, beyond the withholding and funding of Common Benefit Assessments as set forth in Sections 6.

13.6
Governing Law and Jurisdiction: This Settlement Agreement shall be governed by and construed in accordance with the law of the State of Georgia, without regard to any choice-of-law rules that would require the application of the law of another jurisdiction. The Parties agree to submit all disputes arising hereunder to the jurisdiction of the Hon. William S. Duffey in the United States District Court for the Northern District of Georgia, multi-district litigation No. 12-2329.

13.7
Construction: This Settlement Agreement, including all exhibits, is the product of arm’s length negotiations between counsel and/or Parties represented by counsel. No Party shall be deemed to be the drafter of this Settlement Agreement or its exhibits, or any specific provisions hereof. No presumption shall be deemed to exist in favor of or against any Party as a result of the preparation of this Settlement Agreement or its exhibits.

13.8
Survival of Indemnifications. The provisions of this Settlement Agreement and each Release provided hereunder providing indemnification or releases from liability shall survive the modification, termination and full performance of this Settlement Agreement.

13.9
Entire Agreement: This Settlement Agreement, including all exhibits and the Term Sheet and Guaranty incorporated by reference, contains the entire agreement between the Parties with respect to the subject matter hereof and supersedes and cancels all previous agreements, negotiations, and commitments, whether in writing or otherwise. Claimants, their counsel and Plaintiffs’ Counsel agree that

SETTLEMENT COMMUNICATION PRIVILEGED AND CONFIDENTIAL

they have neither received nor relied on any other agreements or promises, other than as contained in this Settlement Agreement.

13.12.1
To be clear, the Term Sheet is incorporated herein by reference in its entirety, and to the extent any inconsistency or lack of clarity exists in this Settlement Agreement, the provisions of the Term Sheet will control. The Term Sheet will be filed with the court, under seal, in any dispute submitted for resolution by the MDL Court under Section 13.6.

13.10	Amendments: This Settlement Agreement may be amended by (and only by) a writing signed on behalf of Wright Medical, on the one hand, and Plaintiffs’ Counsel, on the other hand.

13.11	Waiver of Inconsistent Provisions of Law; Severability:

13.12.1
To the fullest extent permitted by applicable law, each Party, each EC and his/her attorney waives any provision of law (including the common law), which renders any provision of this Settlement Agreement invalid, illegal, or unenforceable in any respect.

13.12.2
In case any provision contained in this Settlement Agreement shall for any reason be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Settlement Agreement, but this Settlement Agreement shall be construed as if such invalid, illegal, or unenforceable provision had never been contained herein, but only to the extent it is invalid, illegal, or unenforceable; provided, however, that if the invalid, illegal or unenforceable provision materially changes the equities or overall intent of the Parties, including but not limited to the scope of any release, indemnity or other right or protection, then the Settlement Agreement will be voided in its entirety. Any dispute regarding the materiality of any provision held to be invalid, illegal or unenforceable will be submitted to the MDL Court, pursuant to Section 13.6.

13.12	No Third Party Beneficiaries; Assignment:

13.12.1
No provision of this Settlement Agreement or any exhibit thereto is intended to create any third-party beneficiary to this Agreement. For the avoidance of doubt, nothing in this Section 13.12 limits or modifies the third-party beneficiary provisions of any Claim Election Form, Release or Dismissal. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns; provided, however, that neither this Settlement Agreement nor any of the rights, interests, or obligations hereunder may be assigned, at any time, including but not limited to prior to the execution of this Settlement Agreement, by any

SETTLEMENT COMMUNICATION PRIVILEGED AND CONFIDENTIAL

EC or attorney for any EC, without the prior written consent of Wright Medical. No settlement payment pursuant to this Settlement Agreement may be assigned, at any time, by any EC or his/her attorney without the prior written consent of Wright Medical. Any assignment in violation of this Section 13.12.1 shall be null and void ab initio, and if such assignment is not null and void ab initio for any reason, payment under any Individual Settlement is precluded until such time as the assignments in violation of this Section 13.12.1 have been nullified and voided, and the Claims Administrator has been provided proof of such nullification.

13.12.2
No EC shall have any right to institute any proceeding, judicial or otherwise, against Wright Medical, the SOC, the Special Master, or any Claims Administrator to enforce or otherwise take any action under this Settlement Agreement.

SETTLEMENT COMMUNICATION PRIVILEGED AND CONFIDENTIAL

13.13
Tax Matters: The Parties agree to characterize the Escrow Settlement Fund for federal, state and local income tax purposes in such manner as is reasonably determined by Wright Medical. The Escrow Agent, the SOC, and Wright Medical shall timely provide each other with such material and relevant information as and to the extent reasonably requested by the other party in connection with any tax filing or the payment of any taxes or any private letter ruling regarding the tax status of these escrow funds. Within a reasonable time after the execution of this Settlement Agreement, the SOC will seek an order from the MDL Court indicating that further escrow accounts that may be established pursuant to this Settlement Agreement are qualified settlement fund accounts within the meaning of Treasury Regulation Section 1.468B-1. To the extent any settlement award constitutes a tax liability of the EC, it is the EC’s responsibility to pay such tax.

13.14
Further Assurances: Following the execution of this Settlement Agreement, (i) each Party will take reasonable actions consistent with the terms of this Settlement Agreement as may reasonably be requested by the other Party, and otherwise reasonably cooperate with the other Party in a manner consistent with the terms of this Settlement Agreement, and (ii) each EC and their attorney shall take such reasonable actions consistent with the terms of this Settlement Agreement as may reasonably be requested by Wright Medical or the SOC, and otherwise reasonably cooperate with Wright Medical and the SOC in a manner consistent with the terms of this Settlement Agreement as necessary in order to carry out the intent and purposes of this Settlement Agreement.

13.15
Facsimile Signatures: This Settlement Agreement, and any future amendments hereto, may be signed and delivered by means of a facsimile machine or electronic scan (including in the form of an Adobe Acrobat PDF file format), and in such case shall be treated in all respects as an original document.

13.16
Counterparts: This Settlement Agreement may be executed in any number of counterparts, each of which shall be an original and all of which shall together constitute one and the same instrument. It shall not be necessary for any counterpart to bear the signature of all Parties hereto.

SETTLEMENT COMMUNICATION PRIVILEGED AND CONFIDENTIAL

IN WITNESS WHEREOF, the Parties have caused this Settlement Agreement to be executed on the dates set forth below.

PLAINTIFFS’ MDL AND JCCP CO-LEAD COUNSEL
/s/ Michael L. McGlamry		/s/ Raymond P. Boucher
Michael L. McGlamry Pope, McGlamry, Kilpatrick, Morrison & Norwood, P.C.		Raymond P. Boucher Boucher LLP
Dated:	November 1, 2016	Dated:	November 1, 2016
WRIGHT MEDICAL TECHNOLOGY, INC.
/s/ James Lightman
James Lightman Sr. Vice President and General Counsel Wright Medical Technology, Inc.
Dated:	November 1, 2016